Exhibit 23.1

KPMG LLP

Suite 1400

55 Second Street

San Francisco, CA 94105

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 10, 2021, with respect to the consolidated financial statements of AssetMark Financial Holdings, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

San Francisco, California

June 17, 2021